COAL LEASE
Made and executed as of July 12, 2007, by and between CHARLES D. BECKHAM, of Baldwin, Pennsylvania, and TODD E. BECKHAM, of Milton, Massachusetts (“Lessors”), and One World Energy Corporation, a Nevada corporation, having offices in Henderson, Nevada (“Lessee”).
WHEREAS, Lessors are the owners of  certain pieces, parcels or tracts of land (“the premises”), containing approximately 180 acres, located in Monongahela Township, Greene County, Pennsylvania, more fully described on Exhibit A attached hereto and made part hereof; and
WHEREAS, Lessors desire to lease and demise the premises to Lessee, and Lessee desires to take and hire same from Lessors, for the purpose of mining and removing coal of the Washington, Waynesburg A and Waynesburg B seams or veins of coal by the strip mining method.
NOW, THIS COAL LEASE (“this Lease”), WITNESSETH, that Lessors and Lessee hereby covenant and agree as follows:
Article I
Grant - Term
1.01.  Lessors hereby lease and demise unto Lessee, and Lessee hereby takes and hires from Lessors, for the sole purpose of mining and removing coal of the Washington, Waynesburg A and Waynesburg B seams or veins of coal by the strip mining method, the premises, being those certain pieces, parcels or tracts of land located in Monongahela Township, Greene County, Pennsylvania, more particularly described on Exhibit A attached hereto and made part hereof.
1.02.  This Lease shall commence on the date first above written, and, unless sooner terminated pursuant to any provision hereof, shall remain in force until the exhaustion of all coal of the Washington, Waynesburg A and Waynesburg B seams or veins underlying the premises which are commercially mineable by the strip mining method.
Article II
Production Royalties
2.01.  As royalty for the coal mined and produced hereunder, Lessee shall pay unto Lessors the sum equal to the greater of (i) ten percent (10%) of the selling price of the coal, fob pit, received by Lessee in an arms’ length sale of the coal, or (ii) two dollars and ten cents ($2.10) per net ton of coal mined and produced.  Provided, however, that if Lessee disposes of the coal other than in an arms’ length sale, i.e., by selling it to a related person or entity, the royalty shall be the sum equal to the greater of (i) ten percent (10%) of the market value of the coal, fob pit (i.e., the price, fob pit, for which the coal would be sold between unrelated parties in the location of the premises, or (ii) two dollars and ten cents ($2.10) per net ton of coal mined and produced.     2.02.  Lessee shall pay all production royalties on or before the 25th day of the calendar month following the month in which the coal for which payment is made is produced.  Payment shall be made by check directed to Lessors at the address set forth in Paragraph 8.03.
2.03.  In order that Lessors may determine that they have been paid all production royalties to which they are entitled under the terms hereof, Lessee agrees to keep full and accurate records, including books of account, weigh bills and invoices to purchasers of coal mined and produced hereunder, which fully disclose the tonnage of coal mined and produced, and the purchase price received by Lessee therefor.  Such records shall be available for inspection by Lessors or Lessors’ duly authorized agent during regular business hours upon 7 days’ notice from Lessors that they desire to make such an inspection.
Article III
Advance and Minimum Royalties
3.01.  Upon the signing of this Lease, Lessee shall pay unto Lessor one thousand restricted shares of Inform Worldwide Holdings Inc.
3.02.  Beginning on the first day of July 11, 2009, and thereafter on the first day of each and every calendar month thereafter so long as this Lease remains in effect, Lessee shall pay unto Lessors a monthly minimum royalty in the amount of five hundred dollars ($500.00).
3.03.  Lessee shall be entitled to a credit against the production royalties due Lessors pursuant to Paragraph 2.01 for the advance royalty paid pursuant to Paragraph 3.01 and all minimum royalties previously paid pursuant to Paragraph 3.02.  When Lessee establishes production, and a production royalty is due Lessors pursuant to Paragraph 2.01, Lessee shall be entitled to take as a credit against payment of the production royalty all sums previously paid and accumulated as set forth in the preceding sentence.  In the event the amount of the production royalty does not fully absorb all sums previously paid and accumulated, Lessee may carry forward any unused credit for advance and minimum royalties to be applied on the next date at which a production royalty is due.  Provided, however, that Lessee shall nevertheless be required to make the monthly minimum royalty payment provided in Paragraph 3.02 on the first day of each and every subsequent calendar month regardless of whether Lessee has to its credit sums previously paid and accumulated; it being the intent of this sentence that, beginning with the first day of July 11, 2009, Lessors shall receive a minimum payment of five hundred dollars ($500.00) per month so long as this Lease remains in effect.
Article IV
Permitting Requirements - Compliance with Law
4.01.  Lessee shall be responsible, at its sole cost and expense, to apply for and procure all licenses and permits required by the United States of America, the Commonwealth of Pennsylvania, and any local governmental unit, in connection with the mining and stripping operations which the parties intend for Lessee to conduct upon the premises.  Lessee shall be further responsible to acquire all necessary bonds required by the United States of America, the Commonwealth of Pennsylvania, and any local governmental unit, in connection with Lessee’s use of any public road, highway or infrastructure.  Lessors agree to execute any consents which Lessee may require in connection with any license or permit application, including but not limited to the Supplemental C normally required by the Commonwealth of Pennsylvania, Department of Environmental Protection.
4.02.  Lessee agrees to conduct its operations upon the premises in compliance with all applicable laws, ordinances, rules and regulations of the United States of America, the Commonwealth of Pennsylvania and any local government unit having jurisdiction over the premises.  Lessee further agrees to indemnify Lessors, and to hold Lessors and their heirs, executors, administrators and assigns fully harmless of and from any liability for such violation and of and from any fine, penalty or cost associated therewith.  Nothing herein contained shall preclude Lessee from challenging the validity or applicability of any such law, ordinance, rule or regulation before any court or tribunal having jurisdiction of such contest, provided that Lessee (i) pays all cost, expenses, filing fees and attorney and expert witness fees associated with such contest, (ii) abides by the final judgment of such court or tribunal unless Lessee takes a timely appeal therefrom, and (iii) continues to indemnify Lessors and hold Lessors harmless hereunder.
4.03.  Following the completion of Lessee’s stripping operations under this Lease, Lessee agrees to backfill, restore and replant the premises in accordance with all laws, ordinances, rules and regulations of the United States of America, the Commonwealth of Pennsylvania and any local government unit having jurisdiction over the premises.  In order to enable Lessee to fulfill this obligation, Lessors agree to grant unto Lessee such rights of ingress, egress and regress in, across and from the premises as Lessee may require.
Article V
Insurance - Indemnification
5.01.  Lessee shall, at its sole cost and expense, maintain public liability and property damage insurance, which shall include motor vehicle liability, which shall insure against any liability to any person, partnership, firm, corporation or entity, public or private, arising from any activity conducted or condition or use maintained by Lessee under this Lease.  Such insurance shall have minimum limits in the amount of one million dollars ($1,000,000.00), and shall name Lessors as additional insureds as their interest may appear.  Prior to entering upon the premises pursuant to this Lease, Lessee shall provide Lessors with a certificate from the insurer that the insurance required by this Paragraph is in effect, which certificate shall require not less than thirty (30) days’ notice to Lessors in the event of change or cancellation of the coverage.
5.02.  Lessee shall, at its sole cost and expense, maintain appropriate workers’ compensation, unemployment compensation, Black Lung and other occupational disease insurance covering all employees engaged in any activities connected with this Lease.  Prior to entering upon the premises pursuant to this Lease, Lessee shall provide Lessors with a certificate from the insurer that the insurance required by this Paragraph is in effect, which certificate shall require not less than thirty (30) days’ notice to Lessors in the event of change or cancellation of the coverage.
5.03.  Lessee agrees to indemnify Lessors, and to hold Lessors and their heirs, executors, administrators and assigns fully harmless of and from any liability to any person, partnership, firm, corporation or entity, public or private, arising from any activity conducted or condition or use maintained by Lessee upon the premises or under this Lease, regardless of whether Lessee is negligent or otherwise at fault in causing such injury or damage.
Article VI
Default - Lessors’ Remedies
6.01.  The following shall be acts of default by Lessee hereunder:
(a) Failure to pay when due any advance, minimum or production royalty due pursuant to Articles II and III,
(b) Failure to maintain insurance as required by Paragraphs 5.01 and 5.02,
(c) Violation by Lessee, in connection with its activities upon the premises, of any applicable federal, state or local law, ordinance, rule or regulation.
6.02.  In the event Lessee commits an act of default as defined in Paragraph 6.01, Lessors may give Lessee notice, directed to the Lessee’s address set forth in Paragraph 8.03, specifying the particulars of the default.  Lessee shall fully correct and remedy the default within thirty (30) days of receipt of the notice.
6.03.  If, following receipt of notice of a default, Lessee fails to fully correct and remedy the default within the time provided in Paragraph 6.02, Lessors may avail themselves of the following remedies:
(a) Bring an action in any court of competent jurisdiction to recover a money judgment for any monies owed Lessors by Lessee hereunder, and
(b) Declare this Lease to be terminated and, upon an additional thirty (30) days’ notice to Lessee, bring an action in ejectment in the Court of Common Pleas of Greene County, Pennsylvania, to obtain judgment in ejectment and to recover possession of the premises.
The use of either of the remedies set forth in subparagraphs (a) and (b) shall not be deemed an election of remedies, and shall not preclude Lessors from also using the other remedy.
Article VII
Assignment - Subletting
7.01.  Lessee shall not assign this Lease, nor sublet the premises or any part thereof, without first having received the written consent of Lessors, which consent Lessors shall not unreasonably withhold.
Article VIII
Miscellaneous
8.01.  This Lease shall be governed and construed in accordance with the law of the Commonwealth of Pennsylvania.
8.02.  This Lease may be executed in multiple copies, each of which shall have the effect of an original and all of which together shall be considered the same instrument.
8.03.  Notices required to be given by one party to the other shall be given by first class mail, postage prepaid, addressed as follows:
To Lessors at:
Charles D. Beckham, 3420 Hazelhurst Ave., Pittsburgh, PA 15227
Todd E. Beckham, 100 Randolph Ave., Milton, MA 02186

To Lessee at:
One World Energy Corporation
2501 North Green Valley Parkway
Suite 110
Henderson, Nevada, 89014

8.04.  This Lease shall not be recorded in the Office of the Recorder of Deeds of Greene County, Pennsylvania, nor in any other office of public record.  The parties shall execute, and Lessee may record, a memorandum containing only the information specified at 21 P.S. Section 405.
8.05.  Each party has had independent legal representation in the negotiation, drafting and execution of this Lease.  No inference or presumption shall exist in favor of or against either party as a result of that party’s attorney’s role in the drafting of this Lease.
8.06.  This Lease shall be binding upon, and its benefits shall inure to, the heirs, executors, administrators, successors and assigns of Lessors and Lessee; provided, however, that this provision shall not be deemed to permit Lessee to assign this Lease nor sublet the premises in contravention of Paragraph 7.01.
INTENDING TO BE LEGALLY BOUND, Lessors and Lessee have signed this Lease this day and year first above written.
___/s/ Charles D. Beckham__
Charles D. Beckham

___/s/ Todd E. Beckham___
Todd E. Beckham

One World Energy Corporation

By____/s/ Ash Mascarenhas______
Ash Mascarenhas, President